Exhibit 99.1

For Immediate Release

Wednesday, November 14, 2012

ROYAL HAWAIIAN ORCHARDS, L.P.

REPORTS THIRD QUARTER 2012 EARNINGS

Hilo, Hawaii — Royal Hawaiian Orchards, L.P. (OTCQX: NNUTU), one of the world’s largest growers of macadamia nuts, today reported net income of $296,000, or $0.04 per Class A Unit for the third quarter of 2012 on revenues of $6.3 million.  In the third quarter of 2011, the company reported net income of $38,000, or $0.01 per Class A Unit on revenues of $6.0 million. The increase in net income for the third quarter 2012 compared to the same period in 2011 was mainly attributable to higher nut sales due to higher average price received per wet-in-shell pound sold and higher recovery percentage of saleable kernels, lower cost of sales and other income of $84,000, partially offset by higher general and administrative expenses. The higher general and administrative expenses were mainly due to costs incurred for the development of the Partnership’s consolidated branded retail macadamia nut product lines and increased professional fees, including fees related to legal and tax services.

Nut revenues were $5.5 million for the third quarter 2012, compared to $5.4 million in the prior year.  The third quarter harvest was 8.6 million pounds or 10% lower than the quarter ended September 30, 2011.  Farming service revenues included in total revenues were $759,000 or approximately 17% higher than the third quarter of last year.

“We are pleased with our strong gains in production, sales and profitability for the third quarter and look forward to further value creation as we proceed with our transition to producing and marketing our branded retail macadamia nut product lines through our wholly-owned subsidiary, Royal Hawaiian Macadamia Nut, Inc.” said Dennis Simonis, President.  “The recent launch of our all new Royal Hawaiian Orchards branded better for you macadamia products represents the expansion of our operations to include the manufacturing and marketing of macadamia nuts for sale into health and nutrition foods stores and suppliers in the U.S.  With our team’s decades of collective expertise in macadamia farming, processing, and sales and marketing of consumer goods including healthy food products, this strategy is a highly complementary addition to our growing and processing operations.  We believe we are well positioned for success in defining and penetrating a sizeable market for bulk and branded macadamia nut products targeted for health-conscious consumers.”

For the first nine months of 2012, revenues were $10.5 million with a net loss of $509,000, or ($0.07) per Class A Unit.  Total revenues in the first nine months of 2011 were $8.9 million with a net income of $153,000, or $0.02 per Class A Unit.  The net loss in 2012 is attributable to higher general and administrative expenses primarily attributable to costs incurred for the development of the Partnership’s consolidated branded retail macadamia nut product lines, increase in legal fees mainly the result of costs incurred with the previously proposed subscription rights offering, higher general and administrative costs in the farming operations due to higher production, travel and consulting costs relating to exploration of nut processing options and an increase in other professional fees.

About Royal Hawaiian Orchards, L.P.

On October 1, 2012, the Partnership changed its name from ML Macadamia Orchards, L.P. to Royal Hawaiian Orchards, L.P.  The Partnership’s new trading symbol is “NNUTU.”  Additionally, the name of the Managing General Partner was changed from ML Resources, Inc. to Royal Hawaiian Resources, Inc. effective September 20, 2012.

Royal Hawaiian Orchards, L.P. is one of the world’s largest growers of macadamia nuts, owning or leasing 5,070 acres of orchards on the island of Hawaii. The Company processes nuts-in-shell into macadamia kernel and markets the nuts in both bulk form and for the branded products including fruit and macadamia crunches and seasoned macadamias through our wholly-owned subsidiary, Royal Hawaiian Macadamia Nut, Inc.  The branded products are marketed for sale to health and nutrition stores as well as traditional grocery outlets.  These better for you, great tasting macadamia products connect consumers to the fit, active and attractive Hawaiian lifestyle.  For more information, visit www.royalhawaiianorchards.com.

Chairman of the Board of Directors of Royal Hawaiian Resources, Inc.

On November 8, 2012, James S. Kendrick was appointed to the newly created position of non-executive Chairman of the Board of Directors of Royal Hawaiian Resources, Inc.  Mr. Kendrick has been a director of Managing General Partner since June 2005.  Mr. Kendrick has over 37 years of experience in the food processing industry and is currently a consultant to various food companies.  He held executive positions at Mauna Loa Macadamia Nut Corporation from 1991 to 1998, including Executive Vice President of Operations and President.  He was the Manager of the Honolulu Dole Pineapple cannery between 1979 and 1983.  Mr. Kendrick held various engineering management positions with Kraft Food, including Engineering Manager of the Citrus Division from 1974 to 1978.  He is a graduate of Northern Illinois University and Cornell’s Executive Development Program.  Mr. Kendrick provides a high degree of general manufacturing acumen and extensive macadamia growing, processing and marketing experience and expertise to the Partnership.  He currently resides in The Villages, Florida.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut prices, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

Contact

Dennis J. Simonis
President

Telephone: (808) 969-8052

Royal Hawaiian Orchards, L.P.

Consolidated Statements of Comprehensive Income (unaudited)

(in thousands, except per unit data)

	Three months		Nine months
	ended September 30,		ended September 30,
	2012	2011	2012	2011

Macadamia nut sales	$5,495	$5,357	$9,050	$7,688
Contract farming revenue	759	651	1,471	1,191
Total revenues	6,254	6,008	10,521	8,879
Cost of goods and services sold
Cost of macadamia nut sales	4,361	4,679	6,927	6,375
Cost of contract farming services	724	607	1,376	1,088
Total cost of goods and services sold	5,085	5,286	8,303	7,463
Gross income	1,169	722	2,218	1,416
General and administrative expenses	744	460	2,371	1,218
Operating income (loss)	425	262	(153)	198
Interest expense	(172)	(199)	(488)	(575)
Other income	84	—	210	579
Income (loss) before income taxes	337	63	(431)	202
Income tax expense, Partnership	41	25	78	49
Net income (loss)	$296	$38	$(509)	$153

Other comprehensive income, net of tax
Amortization of prior service cost	2	—	6	—
Amortization of actuarial loss	4	—	12	—
Defined benefit pension plan	6	—	18	—
Other comprehensive income, net of tax	6	—	18	—
Comprehensive income (loss)	$302	$38	$(491)	$153

Net income (loss) per Class A Unit	$0.04	$0.01	$(0.07)	$0.02

Cash distributions per Class A Unit	$0.00	$0.00	$0.00	$0.00

Class A Units outstanding	7,500	7,500	7,500	7,500